EXHIBIT 5
                                                                       ---------

                                                                   April 8, 2002


Alpha Technologies Group, Inc.
11990 San Vicente Boulevard
Suite 350
Los Angeles, CA 90049

Ladies and Gentlemen:

                  We have acted as legal counsel for Alpha Technologies Group, Inc. (the "COMPANY") in connection with the preparation and filing of the Registration Statement of the Company on Form S-3 for the registration under the Securities Act of 1933 of 110,000 shares of common stock, par value $.03 per share, of the Company (the "COMMON STOCK"). As such counsel, we are familiar with the Certificate of Incorporation, as amended, and the bylaws, as amended, of the Company.

         Based upon the foregoing, we are of the opinion that:

          (1) The Company is a duly organized and validly existing corporation under the laws of the State of Delaware; and

          (2) The 110,000 shares of Common Stock to be registered pursuant to the Registration Statement have been duly authorized and, when issued upon exercise of the warrants as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

         We are aware that we are referred to under the heading "Legal Matters" in the Prospectus forming part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and such Prospectus, and to the filing of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          SHAPIRO FORMAN ALLEN & MILLER LLP


                                          By: /s/  ROBERT W. FORMAN
                                             -----------------------------
                                                   Robert W. Forman